Exhibit 5.1

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE

The Directors

Vodafone Group Plc

Vodafone House

The Connection

Newbury

Berkshire RG14 2FN

4 June 2021

Vodafone Group Plc (the “Company”)

U.S.$500,000,000 NC5.25 Capital Securities due 2081 (the “NC5.25 Securities”), U.S.$1,000,000,000 NC10 Capital Securities due 2081 (the “NC10 Securities”) and U.S.$950,000,000 NC30 Capital Securities due 2081 (the “NC30 Securities” and together with the NC5.25 Securities and the NC10 Securities, the “Securities”)

1	We have acted as your English legal advisers in connection with the issue of the Securities.

2	This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. Such laws are subject to change, possibly with retrospective effect.

3	This opinion is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion on matters of federal law of the United States or the laws of any State of the United States or the laws of any other jurisdiction.

4	For the purpose of this opinion we have examined only the documents listed and, where appropriate, defined in the Schedule to this opinion.

5	We have assumed that the Pricing Agreement and the Indenture (together, the “Relevant Agreements”) are within the capacity and powers of, and have been validly authorised by and are binding upon, each of the respective parties thereto (other than the Company) and that those documents have been or will be validly executed and delivered by the relevant parties (other than the Company), that each of the Relevant Agreements and the Securities are valid and binding on each party (including the Company) under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law.

We have further assumed that:

5.1	all copy documents conform to the originals and all originals are genuine and complete;

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

5.2	each signature is the genuine signature of the individual concerned;

5.3	(except in the case of the Company) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party;

5.4	(in the case of each party) those documents have been or (in the case of the Securities) will be validly executed and delivered by the relevant party;

5.5	the Minutes and other corporate documents are a true and complete record of the proceedings described therein, the conditions to the approval of the issue of the Securities set out in the Minutes were satisfied and the resolutions set out in the Minutes were validly passed and remain in full force and effect without modification; and

5.6	all applicable provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any secondary legislation made under it with respect to anything done by the Underwriters (as defined in the Schedule) in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion)) and (where applicable) the requirements of any regulatory authority in the United Kingdom to whose supervision each of them is subject will have been complied with.

6	Based on the documents referred to, and assumptions made, in paragraphs 4 and 5 above and subject to any qualifications in paragraph 9 below and to any matters not disclosed to us, we are of the following opinion:

6.1	The Company has taken all necessary corporate action to authorise the execution, delivery and performance of the Securities and the Company has duly executed and delivered the Securities. The subordination provisions of the Securities, which are expressed to be governed by English law, constitute valid, binding and enforceable terms.

6.2	The Company has taken all necessary corporate action to authorise the execution and delivery of the Relevant Agreements and the Company has validly executed and delivered each such agreement.

7	The term “enforceable” as used in paragraph 6.1 means that the obligations assumed by the relevant party under the relevant document are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	Enforcement may be limited by (a) bankruptcy, insolvency, liquidation and moratorium laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

7.2	Enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

7.3	Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

8	The term “valid and binding” as used herein should not be construed to mean that the obligations assumed by the relevant party will necessarily be enforced in all circumstances in accordance with their terms.

9	This opinion is subject to the following:

9.1	Any certificate, determination, notification, opinion, minute or the like might be held by an English court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the relevant agreement to the contrary.

9.2	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under Section 117 of the Stamp Act 1891.

9.3	We express no opinion as to the compliance or otherwise with the financial limitations on borrowings or covenants by the Company contained in the Articles of Association of the Company.

9.4	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

9.5	Any provision of the Securities or any Relevant Agreement that provides for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person may not be recoverable if it amounts to a penalty under English law.

9.6	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

9.7	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.

9.8	We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Relevant Agreements or the Securities or any transaction contemplated thereby.

10	This opinion is given on the basis of English law in force as at the date of this opinion and on the basis that, since the date of, or as the case may be, date of certification of, the documents referred to in the Schedule to this opinion, there has been no amendment to, or termination or replacement of, such documents. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law or otherwise to update this opinion in any respect after the date of this opinion.

11	This opinion is addressed to you solely for your benefit in connection with the issue of the Securities. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. This opinion may, however, be disclosed by the addressees hereof to the extent required by law, regulation or any governmental or competent regulatory authority or in connection with legal proceedings relating to the issue of the Securities, provided that no such party to whom this opinion is disclosed may rely on this opinion without our express consent.

12	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Company on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

SCHEDULE

1	Pricing Agreement dated 1 June 2021 between the Company, BofA Securities, Inc., Barclays Capital Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Standard Chartered Bank (together, the “Underwriters”) (the “Pricing Agreement”).

2	Indenture (the “Indenture”) dated 10 February 2000, between the Company and The Bank of New York Mellon (as successor trustee to Citibank, N.A. pursuant to an Agreement of Resignation, Appointment and Acceptance dated 24 July 2007 between the Company, The Bank of New York Mellon and Citibank N.A.), including forms of debt securities (incorporated by reference to Exhibit 4(a) of Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-3 (File No. 333-10762), filed with the Securities and Exchange Commission on 24 November 2000).

3	A certified copy of the Articles of Association of the Company dated 27 July 2018.

4	A certified extract from the minutes of a meeting of the Board of Directors of the Company held on 30 March 2021 (the “Minutes”) an e-mail from the Group Chief Financial Officer dated 26 May 2021 approving the transaction.

5	Prospectus dated 29 July 2020 and Prospectus Supplement dated 1 June 2021 (together, the “Prospectus”).